Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is between Tyson Marian (“I,” “me” or “my”) and Mattersight Corporation (“Employer”). Employer and I agree:

1. Employment through February 6, 2012. My employment with Employer ceased effective February 6, 2012 (the “Separation Date”).

2. Separation Payments and Benefits. Employer will provide me with the following separation payments and benefits:

a. a payment in the gross amount of $355,000 (less required tax withholding and payroll deductions) payable within seven (7) days after my execution of this Agreement, and in no event later than April 4, 2012.

b. the delivery and ownership of 31,250 fully paid and non-assessable shares of Employer stock free and clear of all liens, claims and encumbrances, which Employer shall authorize to be delivered to me within seven (7) days after my execution of this Agreement in the manner consistent with the delivery of past shares granted to me under the terms of my Executive Employment Agreement and with the same provision for tax withholding by the withholding of the appropriate number of shares.

c. the delivery of a positive letter of reference to me signed by the Company’s Chief Executive Officer in a form reasonably acceptable to both parties, a copy of which is attached hereto as Exhibit A.

3. Mutual Release. I release the following parties from all claims I may have, known or unknown, against them:

•	Employer;

•	Employer’s parent, subsidiary and affiliated companies;

•	Employer’s predecessors; and

•	All of the above companies’ agents, directors, officers, employees, representatives, fiduciaries, shareholders, successors and assigns.

My release of claims is a GENERAL RELEASE and is intended to cover all claims, including those which I do not know or suspect to exist at the time I sign this Agreement. My release includes all claims related to my employment with Employer including my separation from employment. For example, my release includes claims based on:

•

Any federal statute, including: the False Claims Act (including any right to share in any recovery by the United States government); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1874; the Age Discrimination in Employment Act (ADEA); the Equal Pay Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; and the National Labor Relations Act;

•	Any state statute, including discrimination and whistleblower statutes;

•	Any ordinance;

•	Any express or implied contract between Employer and me, including the Executive Employment Agreement executed by me on June 6, 2011;

•	Any tort, such as defamation, misrepresentation, infliction of emotional distress, or fraud;

•	Negligence; or

•	Any other legal theory.

My release does not preclude me from exercising any conversion or continuation coverage rights I may have under Employer’s welfare benefit plans, or waive my right to file an administrative charge with or participate in an administrative proceeding conducted by any governmental agency concerning my employment, although my release does waive my right to receive any individual remedy, including monetary damages, in connection with any charge.

Employer, with its parent, subsidiary and affiliated companies, and together with their respective officers and directors, releases me from any and all claims, damages, causes of action, or liabilities of any kind, nature or character. Employer agrees that this release of claims is a General Release and that this release of claims is intended to cover all claims, including those claims which it does not know or suspect to exist at the time it signs this Agreement.

4. Cooperation and Assistance. I agree that I will cooperate (i) with Employer in the investigation, prosecution or defense of any potential claims or concerns regarding Employer’s or any affiliates’ business about which I have relevant knowledge, including by providing truthful information and testimony as reasonably requested by Employer, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning Employer or its affiliates. Employer will reimburse me for any reasonable travel and out-of-pocket expenses I incur in providing such cooperation.

I further agree to inform Employer of all subpoenas, correspondence, telephone calls, or requests for information which I may receive from third parties, including governmental agencies, concerning any fact or circumstances known to me during my employment with Employer and with respect to which Employer is the appropriate party to respond; I agree to inform Employer within two (2) business days of each such contact.

5. Mutual Non-Disparagement. I agree not to make statements that directly disparage or question the honesty, integrity or competence of any of the Released Parties in a manner that, viewed objectively, is calculated to disrupt or impair their normal, ongoing business operations, or to harm their reputation with employees, suppliers, customers, regulators or the public. I further agree not to provide testimony as an expert or paid witness on behalf of a party adverse to Employer or its affiliates. This paragraph does not prohibit me from testifying truthfully pursuant to a subpoena or from accepting witness fees accompanying a subpoena, and this paragraph in no way limits my right to file a charge with or participate in any administrative proceeding conducted by a governmental agency relating to my employment.

Employer agrees not to make statements that disparage or question my honesty, integrity or competence in any manner that, viewed objectively, is calculated to disrupt, impair, or harm my reputation with prospective employers, employees, suppliers, vendors, customers, regulators or the public.

6. Disclosure. I have reviewed Employer’s Ethics and Compliance Policies (the “Policies”) and I understand my obligations to Employer under the Policies. I agree that I have been given an adequate opportunity to advise Employer, and that I have fully and truthfully advised Employer, of any facts that I am aware of that constitute or might constitute a violation of the Policies, any other Employer policies, or any ethical, legal or contractual standards or obligations of Employer or its affiliates.

7. Restricted Stock Units and Other Equity Grants. Nothing in this Agreement is intended to or does supersede or otherwise affect the terms of any agreement, award document or certificate relating to a grant of restricted stock units, or other equity grants. My rights and obligations under any such agreement, award document or certificate remain in full force and effect according to their terms except as modified by the express terms of this Agreement, with the exception being that any post-employment business activity restrictions contained therein and applicable to me (if any) shall cease and expire as of June 6, 2012.

8. Reference. I agree that I will direct all inquiries regarding my employment, including those from prospective employers, to Employer’s Chief Executive Officer who will provide only my title and dates of employment in accordance with Employer’s reference policy.

9. Confidentiality of Agreement. Employer and I will keep this Agreement confidential. I will not disclose its terms to anyone except my legal counsel, and financial or tax advisor, provided these individuals agree to be bound by the terms of this confidentiality provision, and as required by law; it is understood and agreed that my obligations under this Paragraph 9 shall be released solely to the extent some or all of the terms of this Agreement are disclosed publicly by Employer in accord with its legal obligations in the following sentence (i.e., I will disclose only those same terms that are disclosed publicly by Employer to meet its legal obligations). Employer will not disclose this Agreement’s terms to anyone except as minimally required to those with a generally recognized need to know for legitimate business purposes or as required by law.

10. Judicial Modification and Severability. If any of this Agreement’s provisions is determined to be unenforceable, I agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.

11. Consulting an Attorney. I understand that Employer has advised me to consult with an attorney prior to signing this Agreement, but that any legal consultation is at my own expense. I agree that I have had an adequate opportunity to consult with an attorney, I have read and understand this Agreement, and I am voluntarily signing this Agreement. Likewise, Employer has consulted with its attorneys prior to Employer’s voluntary signing of this Agreement.

12. Internal Revenue Code Section 409A. I understand and agree that the separation payments made pursuant to this Agreement do not constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”). Specifically, the payments/benefits described in Sections 2 a. and 2 b. do not provide for the deferral of compensation as described in Treas. Reg. § 1.409A-1(b)(1) and constitute separation payments due to involuntary separation from service as described in Treas. Reg. § 1.409A-1(b)(9)(iii). This Agreement shall be implemented and construed in a manner to give effect to the foregoing. In no event whatsoever shall Employer or any of its affiliates be liable for any tax, interest or penalties that may be imposed on me pursuant to Section 409A. Neither Employer nor any of its affiliates have any obligation to indemnify or otherwise hold me harmless from any such taxes, interest or penalties, or liability for any damages related thereto.

13. Non-Admission. Nothing in this Agreement is intended to be an admission by Employer that it has violated any law or engaged in any wrongdoing. Nothing in this Agreement is intended to be an admission by me that I have violated any law or engaged in any wrongdoing.

14. Governing Law. This Agreement is governed by Illinois law, without reference to its conflicts of laws principles, to the extent such principles would result in the application of another state’s laws.

15. Entire Agreement. This Agreement and any other documents referenced in it are the entire agreement between Employer and me regarding my employment termination, and the consideration provided under this Agreement is in lieu of any “Severance Benefits” or other costs or fees I might otherwise claim under the terms of my Executive Employment Agreement dated June 6, 2011. I understand that the terms set forth in Section 9 of the Executive Employment Agreement remain in force according to their terms through June 6, 2012. Nothing in this Agreement is intended to or shall supersede Section 12 of my Executive Employment Agreement dated June 6, 2011, as that Section 12 (together with any such indemnification agreements that may have been executed pursuant thereto) shall remain in effect on its (or their) terms. I agree that this Agreement may only be changed by a written amendment signed by both Employer and me. Employer represents that its duly authorized officer has signed this Agreement on behalf of Employer.

3/28/12	/s/ Tyson Marian
Date	TYSON MARIAN

MATTERSIGHT CORPORATION

3/27/12	/s/ Christine R. Carsen
Date	By: Christine R. Carsen

Title: VP, General Counsel & Corporate Secretary

EXHIBIT A TO

SEPARATION AND RELEASE AGREEMENT:

LETTER OF REFERENCE

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